Service Corporation International Completes Private Offering of $550 million of 5.375% Senior Notes due 2024

HOUSTON, Texas, May 12, 2014 — Service Corporation International (NYSE: SCI) (the “Company”) announced today that it has successfully completed its previously announced private offering of $550 million aggregate principal amount of 5.375% Senior Notes due 2024 (the “Notes”). The Notes will bear interest at 5.375% per year and were priced at par. The net proceeds from the offering will be used, together with borrowings under the Company’s revolving credit facility and cash on hand, to finance the purchase, in previously announced tender offers, or the subsequent repurchase or redemption, of all of the outstanding 6.75% senior notes due 2015 and all of the outstanding 7.00% senior notes due 2019 of the Company and all of the outstanding 6.50% senior notes due 2019 of the Company’s wholly owned subsidiary, Stewart Enterprises, Inc.

The Notes may be resold by the initial purchasers pursuant to Rule 144A and Regulation S under the Securities Act of 1933, as amended (the “Securities Act”). The Notes have not been registered under the Securities Act or the securities laws of any state and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements under the Securities Act and any applicable state securities laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the Notes in any state in which the offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Cautionary Statement on Forward-Looking Statements

The statements in this press release that are not historical facts are forward-looking statements made in reliance on the “safe harbor” protections provided under the Private Securities Litigation Reform Act of 1995. These statements may be accompanied by words such as “believe,” “estimate,” “project,” “expect,” “anticipate,” or “predict” that convey the uncertainty of future events or outcomes. These statements are based on assumptions that we believe are reasonable; however, many important factors could cause our actual results in the future to differ materially from the forward-looking statements made herein and in any other documents or oral presentations made by, or on our behalf. Important factors which could cause actual results to differ materially from those in forward-looking statements include, among others, unfavorable conditions in the financing markets and our level of indebtedness adversely affecting our ability to raise additional capital to fund our operations.

For further information on these and other risks and uncertainties, see our Securities and Exchange Commission filings, including our 2013 Annual Report on Form 10-K. Copies of this document as well as other SEC filings can be obtained from our website at www.sci-corp.com. We assume no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by us, whether as a result of new information, future events or otherwise.

About Service Corporation International

Service Corporation International (NYSE: SCI), headquartered in Houston, Texas, is North America’s leading provider of deathcare products and services. At March 31, 2014, we owned and operated 1,638 funeral homes and 515 cemeteries (of which 283 are combination locations) in 43 states, eight Canadian provinces, the District of Columbia and Puerto Rico. Through our businesses, we market the Dignity Memorial® brand which offers assurance of quality, value, caring service, and exceptional customer satisfaction. For more information about Service Corporation International, please visit our website at www.sci-corp.com. For more information about Dignity Memorial®, please visit www.dignitymemorial.com.